                                  Exhibit 11.1
                               Sapient Corporation
                         Article 6.01 of Regulation S-K


          Computation of Shares Used in Computing Net Income Per Share

                                                         Three Months Ended
                                                              March 31,
                                                        1996            1997
                                                     ----------      ----------
Common Stock, beginning of period                     8,831,730      11,492,760
Weighted average options exercised
during the period                                        97,990          61,288
Weighted average options outstanding
other than exercised during the period
using the treasury stock method                         838,009       1,060,044
Cheap stock relating to SAB No. 83(1)                   519,525               -
                                                     ----------      ----------
                                                     10,287,254      12,614,092



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(1)      In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB No. 83"), issuances of Common Stock equivalents (common stock and stock options) one year prior to the initial filing date of the Company's registration statement (February 22, 1996) at share prices below the public offering price of $21.00 per share ("Cheap Stock"), are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented using the treasury stock method at the public offering price of $21.00 per share.